Exhibit 99.1

[ONEOK Partners Logo]	NEWS
March 19, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Partners Announces $260 Million Natural Gas Liquids Pipeline Project in Oklahoma and Texas

TULSA, Okla.-March 19, 2007 -- ONEOK Partners, L.P. (NYSE: OKS) announced today plans to build a $260 million natural gas liquids pipeline from southern Oklahoma through the Barnett Shale natural gas play in northern Texas and continuing on to the Texas Gulf Coast.

The proposed 440-mile Arbuckle Pipeline will originate in Stephens County, Okla., and be designed to initially transport 160,000 barrels per day of raw natural gas liquids for delivery into the Mont Belvieu, Texas, market center. The proposed pipeline will interconnect with ONEOK Partners' existing fractionation facility at Mont Belvieu and other Gulf Coast-area fractionators.

Following receipt of all necessary permits, construction of the 12-and 16-inch pipeline is currently expected to be complete by early 2009. The pipeline will be designed, constructed and operated using proven technology, advanced pipeline control systems and continuous safety monitoring.

"Much like our previously announced Overland Pass Pipeline expansion into the Rocky Mountain region, the Arbuckle Pipeline will provide access to another area of rapidly growing natural gas liquids production, the Barnett Shale play in Texas. These areas are two of the most active for natural gas drilling in the country," said John W. Gibson, president and chief executive officer of ONEOK Partners.

"In addition to expanding our natural gas liquids supply network into another prolific basin, this pipeline significantly improves our ability to transport our growing Mid-Continent natural gas liquids volumes to our Mont Belvieu fractionation facility," said Gibson.

Originating from ONEOK Partners' existing natural gas liquids gathering network in Oklahoma, the Arbuckle Pipeline will be routed through the Barnett Shale natural gas play in north Texas where it will receive additional natural gas liquids production from various natural gas liquids producers.

Overland Pass Pipeline, a previously announced 750-mile natural gas liquids pipeline, will extend from southwestern Wyoming to Conway, Kan., the natural gas liquids market center in the Mid-Continent. The $433 million project is a joint venture between a subsidiary of ONEOK Partners and a subsidiary of Williams (NYSE:WMB).

ONEOK Partners owns an extensive natural gas liquids system in the Mid-Continent, including fractionators and storage, in Mont Belvieu, Texas, Conway and Hutchinson, Kan., and Medford, Okla. It also owns interstate natural gas liquids distribution pipelines between Conway and Mont Belvieu.

EDITOR'S NOTE:

A map of the proposed pipeline is available at www.oneok.com/arbuckle.pdf.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. Its general partner is owned by ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. OKS-PP

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this new release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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